                                    `        Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Executive Employment Agreement
This Executive Employment Agreement (the “Agreement”), dated August 30, 2024, 2024 is between Skye Bioscience, inc. (the “Company”) and Dr. Puneet Arora (the “Executive”).
POSITION AND RESPONSIBILITIES
Position. Commencing as of September 3, 2024, the Executive shall be employed by the Company to render services to the Company in the position of Chief Medical Officer, reporting directly to the Chief Executive Officer (CEO). The Executive shall devote the Executive’s best efforts and full business time and attention to the business of the Company as may be requested by the Company or the Company’s CEO from time to time. The Executive shall perform the duties and responsibilities as are normally related to such position in accordance with the standards of the industry within which the Company operates and any additional duties now or hereafter assigned to the Executive by the CEO. The Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company. The Executive shall abide by the Company’s rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.
Other Activities. Except upon the prior written consent of the CEO of the Company the Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), that might interfere with Executive’s duties and responsibilities hereunder or create a potential conflict of interest with the Company. The Executive acknowledges and agrees that the Executive owes the Company fiduciary duties, including duties of care, loyalty and disclosure, and fiduciary duties as an officer of the Company. The obligations described in this Agreement are in addition to, and not in lieu of, the obligations the Executive owes the Company under statutory and common law.
No Conflict. The Executive represents and warrants that the Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations the Executive may have to any other person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity. The Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
COMPENSATION AND BENEFITS
Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay the Executive a salary at the rate of $475,000 per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Beginning in the following calendar year, the Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted at the sole discretion of the Company.
Discretionary Bonus. The Executive will be eligible to earn an annual bonus of up to forty percent (40%) of the Executive’s Base Salary (the “Discretionary Bonus”) to be prorated in the first year of employment from the Start Date. The Company will, within 90 days of the end of each calendar year, determine the Discretionary Bonus, if any, payable to the Executive for that calendar year, based in part on the Executive’s achievement of milestones set by the Board or the Compensation Committee of the Board. The Board will determine in its sole discretion the extent to which the Executive has achieved the performance targets upon which the Discretionary Bonus is based and the amounts of the Discretionary Bonus, which could be zero. Within 90 days of the beginning of each calendar year, the Board or the Compensation Committee of the Board shall determine the Executive’s milestones and the amount of bonus potentially payable if one or more milestones are achieved for that year. The Company may determine the amount of the Discretionary Bonus in its sole discretion and it may pay the Discretionary Bonus in cash, shares of the Company or stock options of the Company, or any combination thereof, and it may pay the Discretionary Bonus in a lump sum or installments, equal or otherwise. Notwithstanding anything herein to the contrary, the Executive must be employed on the date(s) the Discretionary Bonus is to be paid to be eligible to earn the Discretionary Bonus, or any portion thereof. Subsequent performance objectives will be established by the Board or the Compensation Committee of the Board within (90) days of the beginning of the calendar year to which the Discretionary Bonus relates.
Stock Options. Subject to approval by the Board, and as a material inducement to the Executive entering into employment with the Company and serving as Chief Medical Officer of the Company, the Executive will be granted the option to purchase an aggregate of 225,000 shares of Common Stock of the Company under the Company’s 2024 Inducement Equity Incentive Plan at a per share exercise price equal to the fair market value of such shares on the date of grant (the “Inducement Grant”). The stock option agreement pursuant to which the Inducement Grant will be awarded will provide, among other things, that, subject to the Executive’s continued employment with the Company, the options shall vest 25% on the one-year anniversary of the Vesting Start Date and 1/48th monthly thereafter on the anniversary of the Vesting Start Date. The Vesting Start Date is defined as the Executive’s hire date. The Inducement Grant will be awarded outside of the Company’s stockholder approved equity incentive plan as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4). The Executive’s rights in, and eligibility for, future equity awards will be determined by the Board or the Compensation Committee of the Board in its sole discretion.
Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Executive shall be eligible to participate in the benefits made generally available by the Company to similarly situated executives, in accordance with the benefit plans established by the Company. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
Vacation. The Executive will be entitled to vacation time in accordance with the Company’s vacation policy.
Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred in the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy.
TERMINATION AND TERMINATION RIGHTS
Termination by Company Without Cause. The Executive will be employed by the Company “at-will”. This means that the Company may terminate the Executive’s employment with the Company at any time, without any advance notice, for any lawful reason or no reason at all, notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.
Severance Benefits. Except in situations where the employment of the Executive is terminated For Cause, by Death or by Disability (as defined below), in the event that the Company terminates the Executive’s employment, then the Executive will be entitled to payment by the Company of an amount equal to (i) six (6) months, if the termination date occurs more than six months after the Start Date, or (ii) twelve (12) months, if the termination date occurs more than twenty four (24) months after the Start Date, of Executive’s then-current Base Salary, less applicable statutory deductions and withholdings (the “Termination Severance”), to be paid as salary continuation over the applicable time period and in accordance with the Company’s standard payroll practices, or in a single lump sum, at the Company’s sole discretion. If the Executive’s employment is terminated by the Executive for Good Reason (as defined below) and the termination date occurs more than six (6) months after the Start Date, then Executive will be entitled to payment by the Company of an amount equal to six (6) months of Executive’s then-current Base Salary, less applicable statutory deductions and withholdings (the “Good Reason Severance”, and each of the Termination Severance and Good Reason Severance, a “Severance”)), to be paid as salary continuation over the applicable time period and in accordance with the Company’s standard payroll practices, or in a single lump sum, at the Company’s sole discretion The Executive’s eligibility for any Severance is conditioned on the Executive having first signed a separation agreement in the form required by the Company, and such separation agreement becoming effective by its terms. For purposes of this Agreement, “Good Reason” shall mean a material reduction in Executive’s duties, authority, responsibilities, and title relative to Executive’s duties, authority, responsibilities, and title in effect immediately prior to such reduction, provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself constitute Good Reason for the Executive’s resignation, if the Executive retains a similar level of authority and responsibility for operations after the acquisition that are not diminished in scope as compared to the Company’s previous operations as an independent entity. Any resignation by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to resign for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily resigns his employment within thirty (30) days following the end of the Cure Period. Additionally, the Executive shall not be entitled to any Severance if the Executive’s employment is terminated by the Executive for any reason other than for Good Reason.
If the Executive is eligible to receive Severance under the terms of this Agreement and timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following the termination of his employment, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) through the earliest of: (i) the number months of Base Salary upon which his Severance is calculated; (ii) the date the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the employment termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf could result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Agreement, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment in an amount equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company. In the event that the Executive becomes covered under another employer’s group health plan during the COBRA Payment Period, the Executive must immediately notify the Company in writing.
OTHER TERMINATIONS BY COMPANY
Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) the Executive commits an act involving dishonesty or breach of trust, breaches his fiduciary duty, or the Executive causes physical harm to any person; (ii) the Executive willfully engages in conduct that is in bad faith and materially injurious to the Company; (iii) the Executive commits a material breach of this Agreement or any other agreement with the Company; (iv) the Executive willfully refuses to implement or follow a lawful policy or directive of the Company; or (v) the Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.
By Death. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company shall pay to the Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease.
By Disability. Upon the Disability of the Executive, the Executive’s employment with the Company may be terminated by the Company. For purposes of this Agreement, a “Disability” shall exist if the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether the Executive has a Disability shall be determined by the Board, and the Board may rely on any determination that the Executive is disabled for purposes of benefits under any long-term disability plan in which the Executive participates that is maintained by the Company.
TERMINATION BY EXECUTIVE
Termination by Executive. The Executive may terminate employment with the Company at any time for any reason or no reason at all, without any advance notice. If the Executive provides advance notice, the Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period. After termination of employment by the Executive, all obligations of the Company shall cease, unless the Executive has resigned for Good Reason, as described above.
TERMINATION OBLIGATIONS
Return of Property. The Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by the Executive related to the Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of the Executive’s employment for any reason or upon any earlier request by the Company. Within ten (10) calendar days after any such request, the Executive shall certify to the Company in writing that all such property has been returned to the Company.
Resignation and Cooperation. Upon termination of the Executive’s employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company. During the Executive’s employment and thereafter, upon request from the Company, the Executive shall provide reasonable and timely cooperation with the Company in the defense of any claims or actions threatened or brought by any third party against the Company that relate to Executive’s employment by the Company, areas of responsibility or knowledge. In addition, the Executive shall provide reasonable and timely cooperation in connection with any actual or threatened inquiry, review, investigation, process or other matter (whether conducted by or before any court, arbitrator, or regulatory or government entity) that relates to the Executive’s employment or areas of responsibility or knowledge. The Company shall reimburse the Executive for any out-of-pocket expense the Executive incurs due to such cooperation.
INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION
Proprietary Information Agreement. As a condition of employment with the Company, the Executive shall enter into and continue to be bound by the terms of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”) attached hereto as Exhibit A.
Non Solicitation. The Executive acknowledges that because of the Executive’s position in the Company, the Executive will have access to material intellectual property and confidential information. During the term of the Executive’s employment the Executive shall not directly or indirectly (i) solicit, induce, recruit or encourage any person employed by, or consulting to, the Company to terminate his or her employment or engagement, except as required by the Executive’s duties to the Company or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier.
Nondisclosure of Third-Party Information. Except with respect to information knowingly and voluntarily shared by third parties with the Company, the Executive represents, warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and the Executive acknowledges and agrees that any violation of this provision shall be grounds for the Executive’s immediate termination of employment and could subject the Executive to substantial civil liabilities and criminal penalties. The Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed the Executive to disclose or use any such third-party proprietary information or trade secrets.
LIABILITY COVERAGE
The Company agrees to maintain commercially reasonable Director’s and Officer’s Insurance covering the customary potential liabilities of the Executive as an officer of the Company.

ARBITRATION
    As a condition of employment with the Company, the Executive shall enter into and continue to be bound by the terms of the Company’s Mutual Arbitration Agreement (the “Arbitration Agreement”) attached hereto as Exhibit B.
AMENDMENTS; WAIVERS; REMEDIES
Except with respect to changes expressly reserved herein to the Company’s discretion, the terms of this Agreement may not be amended or waived except by a writing signed by the Executive and by a duly authorized representative of the Company other than the Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.
ASSIGNMENT; BINDING EFFECT
Assignment. The performance of the Executive is personal hereunder, and the Executive agrees that the Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.
Binding Effect. Subject to the foregoing restriction on assignment by the Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of the Executive.
NOTICES
All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by email, (c) by a nationally recognized overnight courier service; or (d) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. The Executive shall be obligated to notify the Company in writing of any change in the Executive’s address. Notice of change of address or email shall be effective only when done in accordance with this section.
Company’s Notice Address:
11250 El Camino Real, Suite 100
San Diego, CA
92130, USA

Executive’s Notice Address and Email:
[***]
SEVERABILITY
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.
TAXES
All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings or payroll deductions required by any applicable jurisdiction or authorized by the Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code; in such event, the payment(s) at issue may not be made before the date which is six months after the date of the Executive’s separation from service, or, if earlier, the date of death.
GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of California.
INTERPRETATION
This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.
OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT
The Executive agrees that any and all of the Executive’s obligations under this Agreement, including but not limited to the Proprietary Information Agreement and Mutual

Arbitration Agreement, shall survive the termination of employment and the termination of this Agreement.
COUNTERPARTS
This Agreement and any agreement referenced herein may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument. In addition, this Agreement and any agreement referenced herein may be signed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com). The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
AUTHORITY
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
SUCCESSORS AND ASSIGNS
    The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.
ENTIRE AGREEMENT
This Agreement is intended to be the final, complete, and exclusive statement of the terms of the Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information and Inventions Agreement and Mutual Arbitration Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to the Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in the Executive’s duties, position, compensation or benefits, all of which may be changed by the Company in its sole discretion, will not affect the validity or scope of this Agreement.
EXECUTIVE ACKNOWLEDGEMENT
THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT THE EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT THE EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT THE

EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON THE EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.
[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Skye Bioscience, Inc. /s/ Punit Dhillon By: Punit Dhillon Title: Chief Executive Officer	Dr. Puneet Arora /s/ Dr. Puneet Arora Signature 8/30/2024 Date

EXHIBIT A

Proprietary Information and Inventions Agreement

EXHIBIT B
Mutual Arbitration Agreement